Exhibit 99.1

Alliance HealthCard Reports Fiscal 2008 First Quarter Results

Gross profit increased 123% with revenue 30% higher compared to prior year

ATLANTA – February 13, 2008 – Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount and lifestyle benefits, today reported significantly higher revenue and gross profit, resulting in positive net income for the first quarter, which ended December 31, 2007.

Fiscal 2008 First Quarter Highlights:

•	Revenue increased 30% to $4.8 million

•	Gross profit up 123% to $2.3 million

•	Direct costs decreased 6%

•	Net Income was $635,896 or $0.04 per share.

Revenue for the fiscal 2008 first quarter was $4.8 million, up 30% compared with fiscal 2007 first quarter revenue of $3.7 million. The increase was the result of both organic growth in the BMS division, and the additional revenue provided by Alliance HealthCard of $.6 million, (not included in last years results due to the 2007 reverse merger). The increase primarily was due to increased membership sales by a major BMS client and to an expansion of the Company’s customer base as well as an increase in its existing business. Gross profit increased 123% to $2.3 million in the 2008 first quarter from $1.0 million in the fiscal 2007 period. The increase was due to additional revenue plus a reduction in direct costs for BMS Net income for first quarter 2008 was $.6 million or $0.04 per fully diluted share compared with a net loss after dividends of ($1.4) million or ($0.14) per share in the fiscal 2007 first quarter. The improvement occurred even with a 39% increase in sales and marketing expenses, 45% higher general and administrative expenses and a $.4 million income tax expense that was absent in the 2007 first quarter.

Chief Executive Officer, Danny Wright, commented that the excellent first quarter was the result of the Company’s strategy, which enables growth through both acquisitions and internal development. “We now have three full quarters since the completion of the BMS merger. The successful integration of that company has enabled us to reduce direct costs by taking advantage of the synergies that exist between the two entities. We plan to continue looking for similar acquisition opportunities such as our planned acquisition of HealthExtras’ supplemental division, which markets supplemental disability, accidental death and medical accident benefit programs. Terms for that transaction are currently being worked out.”

Mr. Wright continued, “Organic growth is also having a positive impact on our revenue picture. Since the beginning of the second quarter, we have begun servicing a large account in the rent-to-own market, which, so far, is the largest channel for our Company’s revenue. Additionally, a new client, with more than a million members, is on track to add several elements of our benefit services to their road-side assistance package. We believe that, over time, this will add substantially to our membership base. We are also initiating several aggressive marketing programs in the Spring and Summer in conjunction with some of our national financial and pharmacy partners. We anticipate that our acquisition and organic growth strategy will continue to provide stable growth that will add value for our shareholders as we go forward.”

About Alliance HealthCard:

Alliance HealthCard, Inc. (OTCBB: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its’ consumer package specialty insurance and warranty products on the goods its’ marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing.

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Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Financial Tables Available at www.alliancehealthcard.com

Earnings Conference Call:

The Company will host a conference call with the investment community on February 13, 2008, during which Alliance HealthCard’s Chairman and CEO, Danny Wright and other members of senior management will discuss the financial results for the first quarter of fiscal year 2008, which ended December 31, 2007.

The call information follows:

•	Date: February 13, 2008

•	Time: 10:00 a.m. Eastern Standard

•	Dial-in number for US/Canada: (877) 388-5282 Dial-In number for international callers: (706) 679-8088

•	Conference ID: 33646970

Individuals unable to participate in the conference call may hear a telephonic replay:

•	Dates: from 12:00 p.m. EST on February 13, 2008 to 11:59 p.m. EST on February 27, 2008

•	Domestic dial-in: (800) 642-1687

•	International dial-in: (706) 645-9291

•	Pass code: 33646970

Contacts:

Alliance HealthCard

Tom Kiser, 770-734-9255 ext. 206

tkiser@alliancehealthcard.com

Investor Relations

James Kautz or Todd Atenhan

404-806-1393